SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHEMICAL FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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March 10, 2006

CHEMICAL
FINANCIAL CORPORATIONSM

333 East Main Street
Midland, Michigan 48640

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 17, 2006

You are invited to attend the annual meeting of shareholders of Chemical Financial Corporation at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 17, 2006, at 2:00 p.m. local time. At the meeting, we will:

      1. elect fourteen directors;

      2. consider and act upon a proposal to authorize the Chemical Financial Corporation Stock Incentive Plan of 2006; and

      3. transact any other business that may properly come before the meeting.

You may vote at the meeting and any adjournment of the meeting if you were a shareholder of record at the close of business on February 17, 2006. Our 2005 Annual Report to Shareholders follows our proxy statement in this booklet. Our proxy statement and the enclosed proxy card are being sent to shareholders on and after March 10, 2006.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

David B. Ramaker

President and Chief Executive Officer

Your vote is important to us.

Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

CHEMICAL FINANCIAL CORPORATION

333 East Main Street
Midland, Michigan 48640

ANNUAL MEETING OF SHAREHOLDERS

April 17, 2006

PROXY STATEMENT

Meeting Information

Time and Place of Meeting

You are invited to attend the annual meeting of shareholders of Chemical Financial Corporation (“Chemical Financial” or the “Corporation”) that will be held on Monday, April 17, 2006, at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, at 2:00 p.m. local time.

This proxy statement and the enclosed proxy card are being furnished to you on and after March 10, 2006, in connection with the solicitation of proxies by Chemical Financial’s board of directors for use at the annual meeting. In this proxy statement, “we,” “us” and “our” refer to Chemical Financial Corporation, “you” and “your” refer to Chemical Financial Corporation shareholders, and “Chemical Bank” refers to Chemical Bank, Chemical Financial’s sole banking subsidiary. Chemical Bank Shoreline and Chemical Bank West, wholly owned subsidiaries of the Corporation, were merged into Chemical Bank (previously Chemical Bank and Trust Company) on December 31, 2005.

Purpose of Meeting

The purpose of the annual meeting is to consider and vote upon the election of fourteen directors and the approval of the Chemical Financial Corporation Stock Incentive Plan of 2006. Your board of directors recommends that you vote FOR each of the nominees discussed in this proxy statement and FOR approval of the Chemical Financial Corporation Stock Incentive Plan of 2006 described and included in this proxy statement.

How to Vote Your Shares

You may vote at the meeting or by proxy if you were a shareholder of record of Chemical Financial common stock on February 17, 2006. You are entitled to one vote per share of Chemical Financial common stock that you own on each matter presented at the annual meeting.

As of February 17, 2006, there were 25,098,393 shares of Chemical Financial common stock issued and outstanding.

Your shares will be voted at the annual meeting if you properly sign and return the enclosed proxy. If you specify a choice, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement and for approval of the Stock Incentive Plan of 2006. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:

•	delivering written notice to the Secretary of Chemical Financial; or

•	attending and voting at the annual meeting.

Who Will Solicit Proxies

Directors, officers and employees of Chemical Financial and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Chemical Financial common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. Chemical Financial will pay all costs of solicitation of proxies. Chemical Financial has engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $1,000, plus expenses, to assist in the distribution of these materials.

Required Vote and Quorum

A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

A majority of the votes cast by shareholders entitled to vote is required to approve the Stock Incentive Plan of 2006. In counting votes on approval of the Stock Incentive Plan of 2006, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

A majority of the shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count for quorum purposes.

Election of Directors

The board of directors presently consists of sixteen individuals. The term of office for each of the directors expires at the annual meeting each year. Mr. Frank P. Popoff and Mr. Dan L. Smith are currently directors of the Corporation. They will retire from the Board of Directors at the annual meeting on April 17, 2006 in accordance with the Corporation’s mandatory age retirement policy.

The board of directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting of shareholders to be held in 2007:

Nominees

Gary E. Anderson	Terence F. Moore
J. Daniel Bernson	Aloysius J. Oliver
Nancy Bowman	Calvin D. Prins
James A. Currie	David B. Ramaker
Thomas T. Huff	Larry D. Stauffer
Michael T. Laethem	William S. Stavropoulos
Geoffery E. Merszei	Franklin C. Wheatlake

Each proposed nominee currently serves as a director of Chemical Financial for a term that will expire at this year’s annual meeting. Messrs. Laethem, Merszei, Prins, Stauffer and Wheatlake were appointed to the board of directors on January 1, 2006. These appointments increased the size of the board of directors temporarily to sixteen members. The board size will be re-established at fourteen members immediately prior to the election of directors at the annual meeting on April 17, 2006. The persons named in the enclosed proxy card intend to vote for the election of the fourteen nominees listed above. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.

Biographical information is presented below concerning the nominees for directors of Chemical Financial. Except as otherwise indicated, each nominee has had the same principal employment for over five years.

Chemical Financial’s Board of Directors and Nominees for Election as Directors

Gary E. Anderson, age 60, has served as a director of Chemical Financial since January 17, 2005 and is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit, Compensation and Pension and Executive Committees. Mr. Anderson joined Dow Corning Corporation, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President and Chief Executive Officer, retiring as Chairman on December 31, 2005. Mr. Anderson has been a director of Chemical Bank since January 2001.

J. Daniel Bernson, age 64, has served as a director of Chemical Financial since January 15, 2001 as a result of the merger of Shoreline Financial Corporation (“Shoreline”) into Chemical Financial. Mr. Bernson served as a director and member of various committees of Chemical Bank Shoreline, a wholly owned bank subsidiary of Chemical Financial (previously Shoreline Bank, the bank subsidiary of Shoreline), from July 1999 through December 31, 2005. Chemical Bank Shoreline merged into Chemical Bank on December 31, 2005. Mr. Bernson became a director of Chemical Bank on January 1, 2006. Mr. Bernson has been President, since 1988, and Chief Executive Officer, since April 2004, of The Hanson Group of St. Joseph, Michigan, a holding company with diversified business interests in southwest Michigan, including Hanson Mold, Hanson Cold Storage Co., Eagle Technologies Group, the Meadows Subdivision and Pure.Fact, Inc. Mr. Bernson is a member of the Audit, Compensation and Pension, Corporate Governance and Nominating, and Executive Committees. Mr. Bernson is also a community bank advisory board member.

Nancy Bowman, age 54, has served as a director of Chemical Financial since January 2003 and is a member of the Audit and Compensation and Pension Committees. Ms. Bowman is a certified public accountant and co-owner of Bowman & Rogers, PC, an accounting and tax services company located in Lake City, Michigan. Ms. Bowman served as a director and member of various committees of

Chemical Bank West, a wholly owned bank subsidiary of Chemical Financial, from 1982 through December 31, 2005. Chemical Bank West was merged into Chemical Bank on December 31, 2005. Ms. Bowman became a director of Chemical Bank on January 1, 2006. Ms. Bowman is also a community bank advisory board member.

James A. Currie, age 47, has been a director of Chemical Financial since August 1993 and is a member of the Compensation and Pension and Executive Committees and Chairman of the Corporate Governance and Nominating Committee. Mr. Currie is an investor. Mr. Currie has served as a director and member of various committees of Chemical Bank since February 1992, a director of CFC Financial Services, Inc., Chemical Financial’s insurance agency subsidiary, since February 2002, and a director of CFC Title Services, Inc., Chemical Financial’s title insurance subsidiary, since February 2002.

Thomas T. Huff, age 63, has served as a director of Chemical Financial since January 19, 2004 and is a member of the Audit and Compensation and Pension Committees. Mr. Huff had been a director of Shoreline before the merger with the Corporation since 1987. Mr. Huff served as a director and member of various committees of Chemical Bank Shoreline (previously Shoreline Bank, the bank subsidiary of Shoreline) from 1986 through December 31, 2005. Chemical Bank Shoreline merged into Chemical Bank on December 31, 2005. Mr. Huff became a director of Chemical Bank on January 1, 2006. Mr. Huff is an attorney, operating as a sole practitioner in Kalamazoo since 2003. Previously, from 1987 to 2002, Mr. Huff was a senior partner with the Varnum, Riddering, Schmidt and Howlett law firm. Mr. Huff additionally is a real estate developer. Mr. Huff is also a community bank advisory board member.

Michael T. Laethem, age 47, has served as a director of Chemical Financial since January 1, 2006. Mr. Laethem has served as a director of Chemical Bank since January 2001. Mr. Laethem is a certified public accountant and is also the co-owner of Farm Depot, LLC, a company that purchases, sells and leases farm equipment, in Caro, Michigan. Mr. Laethem has served on various subsidiary and advisory boards of Chemical Financial since 1993. Mr. Laethem is also a community bank advisory board member.

Geoffery E. Merszei, age 54, has served as a director of Chemical Financial since January 1, 2006 and was appointed to the Audit and Corporate Governance and Nominating Committees. Mr. Merszei became a director of Chemical Bank on January 1, 2006. Mr. Merszei is Executive Vice President and Chief Financial Officer, and a director of The Dow Chemical Company (“Dow”), a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Merszei joined Dow in 1977 as a credit manager and progressed through various roles in the finance organization of the company, becoming Vice President and Treasurer in 1996 and Chief Financial Officer and a member of the Board of Directors in 2005. Mr. Merszei left Dow in 2001 and became Executive Vice President and Chief Financial Officer of Alcan Inc., a diversified company specializing in the production of aluminum, a provider of packaging, and metal trading. Mr. Merszei left Alcan Inc. and returned to Dow in July 2005.

Terence F. Moore, age 62, has served as a director of Chemical Financial since January 1998 and is Chairman of the Audit Committee and a member of the Compensation and Pension, Corporate Governance and Nominating, and Executive Committees. Mr. Moore has been President and Chief Executive Officer of MidMichigan Health in Midland, Michigan since 1982. MidMichigan Health is a health care organization operating in central and northern Michigan. From 1977 to 1984, Mr. Moore was President and Chief Executive Officer of MidMichigan Medical Center in Midland, which is MidMichigan Health’s largest subsidiary. Mr. Moore has served as a director and member of various committees of Chemical Bank since February 1991.

Aloysius J. Oliver, age 65, has served as a director of Chemical Financial since January 1997 and served as Chairman of its board of directors from January 2002 until May 1, 2004. Mr. Oliver previously served as President and Chief Executive Officer of Chemical Financial from January 1997 until his retirement on December 31, 2001. Prior to being appointed President and Chief Executive Officer, Mr. Oliver served as Executive Vice President and Secretary from January 1985 to December 1996. Mr. Oliver joined Chemical Financial from Chemical Bank in January 1985. Mr. Oliver joined Chemical Bank in 1957 and served in various management capacities. Mr. Oliver became Vice President and Cashier of Chemical Bank in 1975, Secretary to the board of directors in 1979 and Senior Vice President in 1981. Mr. Oliver was elected to the board of directors of Chemical Bank in August 1996. During the last five years, Mr. Oliver has also served as a director and member of various committees of Chemical Bank West (also Chairman), CFC Financial Services, Inc., Chemical Financial’s insurance agency subsidiary, and CFC Title Services, Inc, Chemical Financial’s title insurance subsidiary. Chemical Bank West was merged into Chemical Bank on December 31, 2005. Mr. Oliver is a member of the Audit, Compensation and Pension, Corporate Governance and Nominating, and Executive Committees.

Calvin D. Prins, age 52, has served as a director of Chemical Financial since January 1, 2006. Mr. Prins served as a director of Chemical Bank Shoreline, a wholly owned subsidiary of the Corporation from February 2002 through December 31, 2005. Chemical Bank Shoreline was merged into Chemical Bank on December 31, 2005. Mr. Prins became a director of Chemical Bank on January 1, 2006. Mr. Prins is owner of Prins Construction and Development, LLC, a land development and construction company in

Holland, Michigan. Mr. Prins is also a community bank advisory board member.

David B. Ramaker, age 50, became President and Chief Executive Officer of Chemical Financial in January 2002. Mr. Ramaker has been a director of Chemical Financial since October 2001 and is Chairman of the Executive Committee. Mr. Ramaker joined Chemical Bank as Vice President on November 29, 1989. Mr. Ramaker became Executive Vice President and Secretary to the board of Chemical Financial and President and Chief Executive Officer of Chemical Bank on January 1, 1997. Mr. Ramaker served as President and Chief Executive Officer of Chemical Bank until December 31, 2001. Mr. Ramaker became Chairman of Chemical Bank on January 1, 2002. Mr. Ramaker was reappointed as President and Chief Executive Officer of Chemical Bank as of January 1, 2006 Mr. Ramaker currently serves as Chairman, President and Chief Executive Officer of Chemical Bank, Chemical’s sole bank subsidiary, as well as of CFC Financial Services, Inc. and CFC Title Services, Inc. During the last five years, Mr. Ramaker has served as a director of all of the Corporation’s subsidiaries. Mr. Ramaker is also a member of the Executive Management Committee of Chemical Financial.

Larry D. Stauffer, age 60, has served as a director of Chemical Financial since January 1, 2006. Mr. Stauffer served as a director of Chemical Bank West, a wholly owned subsidiary of the Corporation from May 2004 through December 31, 2005. Chemical Bank West was merged into Chemical Bank on December 31, 2005. Mr. Stauffer became a director of Chemical Bank on January 1, 2006. Since 1984, Mr. Stauffer has served as President of Auto Paint, Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the mid-West section of the United States, located in Flint, Michigan. Mr. Stauffer is also a community bank advisory board member.

William S. Stavropoulos, age 66, has been a director of Chemical Financial since August 1993. Mr. Stavropoulos is Chairman of the board of directors of The Dow Chemical Company (“Dow”), a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Stavropoulos joined Dow in 1967 and has served in various senior management positions. Mr. Stavropoulos was named President of Dow Latin America in 1984, Group Vice President in 1987, Vice President in 1990, President of Dow U.S.A. in 1990, Senior Vice President in 1991, President and Chief Operating Officer in 1993, Chief Executive Officer in November 1995 and Chairman of the board of directors in November 2000. He was elected to the board of directors of Dow in 1990. Mr. Stavropoulos served as President and Chief Executive Officer from 1995 to 2000 and was reappointed to that position in December 2002. In November 2003, Mr. Stavropoulos relinquished the position as President and in November 2004 relinquished the position as Chief Executive Officer. Mr. Stavropoulos is also a director of NCR Corporation, BellSouth Corporation and Maersk Inc., and a trustee of the Fidelity Group of Funds. Mr. Stavropoulos has served as a director and member of various committees of Chemical Bank since April 1992. Mr. Stavropoulos is a member of the Audit, Compensation and Pension, Corporate Governance and Nominating, and Executive Committees.

Franklin C. Wheatlake, age 58, has served as a director of Chemical Financial since January 1, 2006 and was appointed to the Audit and Compensation and Pension Committees. Mr. Wheatlake served as a director of Chemical Bank West, a wholly owned subsidiary of the Corporation from 2001 through December 31, 2005. Chemical Bank West was merged into Chemical Bank on December 31, 2005. Mr. Wheatlake became a director of Chemical Bank on January 1, 2006. Mr. Wheatlake is Chairman and Chief Executive Officer of Reed City Powerline Supply Co., a company that provides logistics, supply chain services, and the distribution of materials indigenous to the utility industry, located in Reed City, Michigan.

Your Board of Directors Recommends That You

Vote FOR the Election of All Nominees as Directors

Committees of the Board of Directors

Among others, the board of directors has established the following four standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

•	Executive Committee

Audit Committee. The Audit Committee oversees the accounting and financial reporting processes on behalf of the board of directors. The Audit Committee oversees the audit of the financial statements and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Corporation. The Audit Committee operates pursuant to a written charter. A current copy of the Audit Committee written charter is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Audit Committee is comprised solely of independent directors as defined by the Sarbanes-Oxley Act of 2002 and the National Association of Securities Dealers’ (“NASD”) listing standards. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. The pre-approval policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee met five times during 2005. As of February 17, 2006, the Audit Committee was composed of Mr. Moore, Chairman, Ms. Bowman and Messrs. Anderson, Bernson, Huff, Merszei, Oliver, Popoff, Smith, Stavropoulos and Wheatlake. Messrs. Anderson, Bernson, Merszei, Moore, Oliver, Popoff and Stavropoulos are considered “audit committee financial experts” as defined by the Securities and Exchange Commission.

Compensation and Pension Committee. The Compensation and Pension Committee reviews salaries, bonuses and other compensation of all officers of Chemical Financial, administers Chemical Financial’s stock option plans, makes recommendations to the board of directors regarding the awards of stock options under these plans, and annually reviews the Corporation’s benefit programs, including the pension and 401(k) benefit plans. The Compensation and Pension Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” During 2005, the Corporation had a Compensation Committee and a Pension Committee. Each of these committees met once during 2005. Effective January 1, 2006, these two committees were combined to form the Compensation and Pension Committee. All members of the Compensation and Pension Committee are non-employee directors of Chemical Financial and independent as defined in the NASD listing standards. As of February 17, 2006, the Compensation and Pension Committee was composed of Mr. Popoff, Chairman, Ms. Bowman and Messrs. Anderson, Bernson, Currie, Huff, Moore, Oliver, Smith, Stavropoulos, and Wheatlake.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee oversees the Corporation’s corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders. The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Corporate Governance and Nominating Committee met twice during 2005. All members of the Corporate Governance and Nominating Committee are independent as defined by the NASD listing standards. As of February 17, 2006, the Corporate Governance and Nominating Committee was composed of Mr. Anderson, Chairman, and Messrs. Bernson, Currie, Merszei, Moore, Oliver, Popoff, Smith and Stavropoulos.

Executive Committee. The Executive Committee exercises the powers of the board of directors in the management and direction of the business and affairs of Chemical Financial between meetings of the full board of directors. The Executive Committee was formed on January 1, 2006. As of February 17, 2006, the Executive Committee was composed of Mr. Ramaker, Chairman, and Messrs. Anderson, Bernson, Currie, Moore, Oliver, Popoff, Smith, and Stavropoulos.

Board and Annual Meeting Attendance

During 2005, Chemical Financial’s board of directors held five regular meetings. All directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). The Corporation has a policy that requires all members of and nominees to the board of directors to attend the annual meeting each year. All twelve directors serving at April 18, 2005 attended the Corporation’s 2005 annual meeting held on that date.

Compensation of Directors

During 2005, Chemical Financial compensated its directors who were not regular salaried employees of Chemical Financial at the rate of $2,000 for every board meeting attended, $750 for every Audit Committee meeting attended and $550 for every other committee meeting attended. Regular salaried employees of Chemical Financial and its subsidiaries do not receive fees for serving on, or attending meetings of, the board of directors of Chemical Financial or its subsidiaries or meetings of any of their committees. During 2005, Chemical Financial’s bank subsidiaries compensated their directors at the rate of $1,200 for every board meeting attended, $600 for every audit committee meeting attended and $550 for other committee meetings attended. In addition, during 2005 Chemical Financial’s bank subsidiaries compensated their community bank advisory board members at the rate of $800 for every meeting attended and Chemical Financial compensated its title insurance and insurance agency subsidiary directors at the rate of $400 for every meeting attended. Effective January 1, 2006, Chemical Financial changed the compensation structure of its directors, Chemical Bank directors and community bank advisory board members. Beginning January 1, 2006, directors of Chemical Financial were compensated with an annual retainer of $10,000, at the rate of $750 for every board and Audit Committee meeting attended and at the rate of $550 for all other committee meetings attended. In addition, beginning January 1, 2006, directors of Chemical Financial were compensated at a rate of $750 for every Chemical Bank

Loan Committee meeting attended and $550 for all other Chemical Bank committee meetings attended. Further, beginning January 1, 2006, community bank advisory board members were compensated with an annual retainer fee of $2,500 and at the rate of $200 for every meeting attended.

The board of directors adopted the Chemical Financial Corporation Plan for Deferral of Directors’ Fees. This plan is available to all directors of Chemical Financial and its subsidiaries who receive fees, including community bank advisory directors. Under the plan, directors and community bank advisory directors that participate in the plan must elect before December 31 of each year to defer either 50% or 100% of fees to be earned in the following year. These fees will be paid out in any number of calendar years from one to ten commencing during or following the year the director ceases to be a director or the year after the director attains age 70. During the deferral period, the plan provides that the Corporation shall accrue to the directors or community bank advisory directors interest on the accumulated amount of deferred fees at the rate paid by Chemical Bank on a variable rate money market savings account.

Shareholder Nominations

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Corporate Governance and Nominating Committee by communicating with the committee as described under the heading “Communicating with the Board.” The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of board members, the committee considers factors such as experience, diversity, potentials for conflicts of interest, independence, character and integrity, ability to devote sufficient time to board service, and capacity to represent the balanced, best interests of the shareholders as a group. Direct shareholder nominations may only be made by sending a notice to the Secretary of Chemical Financial that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Chemical Financial common stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•	such other information concerning each nominee as would be required to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to the Secretary of Chemical Financial not less than 120 days prior to the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors.

Communicating with the Board

Shareholders and interested parties may communicate with members of Chemical Financial’s board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Joseph Torrence, Senior Vice President, Director of Human Resources, Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.

Approval of the Stock Incentive Plan of 2006

The board of directors believes that the long-term interests of Chemical Financial would be advanced by aligning the interests of its corporate and subsidiary officers and key employees with the interests of its shareholders. Therefore, to attract, retain and motivate officers and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of the Corporation and its subsidiaries, on January 17, 2006, the board of directors adopted and approved, subject to shareholder approval, the Chemical Financial Corporation Stock Incentive Plan of 2006 (the “Incentive Plan”). The Incentive Plan is intended to supplement and continue the compensation policies and practices of our other equity compensation plans, which we have used for many years. Because there are a limited number of shares available for issuance under previously authorized plans (approximately 3,325 shares in total as of December 31, 2005), the board of directors believes that approval of the Incentive Plan is advisable to make additional shares available for stock options and other awards.

We intend to use the Incentive Plan to grant equity-based incentives to eligible participants. These forms of long-term incentive compensation include stock options, stock appreciation rights, restricted stock units, restricted stock, stock awards and other awards based on or related to shares of Chemical Financial common stock (collectively referred to as “incentive awards”). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Incentive Plan is intended to provide the Corporation with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the Incentive Plan and in turn promote the interests of our shareholders.

If shareholders approve the Incentive Plan, then incentive awards could be granted to eligible participants. No incentive awards would be granted under the Incentive Plan on a date that is more than ten years after the Incentive Plan’s effective date. The effective date of the Incentive Plan will be January 17, 2006, if the shareholders approve the Incentive Plan. Incentive awards would be granted under the Incentive Plan to participants for no cash consideration or for such minimum consideration as determined by the Compensation and Pension Committee. The Incentive Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA).

The following is a summary of the material features of the Incentive Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Incentive Plan. The summary is qualified in its entirety by reference to the terms of the Incentive Plan, a copy of which is attached as Appendix A to this proxy statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and the Corporation. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state in which a participant may reside, and is subject to change. Please note that the description with respect to stock appreciation rights and the deferred delivery of shares in particular are subject to change due to recently enacted tax legislation. Participants in the Incentive Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving incentive awards under the Incentive Plan.

Authorized Shares

Subject to certain anti-dilution and other adjustments, 1,000,000 shares of Chemical Financial common stock, $1.00 par value per share, would be available for incentive awards under the Incentive Plan. Shares of common stock authorized under the Incentive Plan could be either unissued shares, shares issued and repurchased by the Corporation (including shares purchased on the open market) or shares issued and otherwise reacquired by the Corporation. Shares subject to incentive awards that are canceled, surrendered, modified, exchanged for substitute incentive awards, or that expire or terminate prior to exercise or vesting in full, and shares that are surrendered to the Corporation in connection with the exercise or vesting of incentive awards, whether previously owned or otherwise subject to such incentive awards, would remain available under the Incentive Plan. The Incentive Plan would not allow any participant to receive, in any calendar year, incentive awards issued under the Incentive Plan with respect to more than 25% of the total number of shares available under the Incentive Plan. Upon the occurrence of certain corporate events (e.g., merger, stock dividend), the Compensation and Pension Committee could adjust the incentive awards appropriately. Unless the Incentive Plan is terminated earlier by the board of directors, incentive awards could be granted at any time before or on January 16, 2016, when the Incentive Plan will terminate according to its terms. On February 21, 2006, the closing price of Chemical Financial common stock on The Nasdaq Stock Market was $32.06 per share.

Eligible Participants

Officers and key employees of the Corporation and its subsidiaries could receive incentive awards under the Incentive Plan. We anticipate that the persons who will be eligible to receive incentive awards under the Incentive Plan will be primarily officers (currently 302 persons) and certain key employees (no determination has been made as to which employees are considered “key” employees; 73 officers received awards under the Corporation’s existing plans for fiscal 2005) of the Corporation and its subsidiaries. Additional individuals may become officers or key employees in the future and could participate in the Incentive Plan. Officers and key employees of the Corporation and its subsidiaries may be considered to have an interest in the Incentive Plan because they may in the future receive incentive awards under it.

New Plan Benefits

No incentive awards have been granted or received under the Incentive Plan through the date of this proxy statement. Because benefits under the Incentive Plan will depend on the Compensation and Pension Committee’s actions and the fair market value of Chemical Financial common stock at various future dates, the benefits payable under the Incentive Plan and the benefits that would have been payable had the Incentive Plan been in effect during the most recent fiscal year are not determinable.

Administration of the Incentive Plan

The Incentive Plan would be administered by the Compensation and Pension Committee of the board of directors. The committee would be authorized and empowered to do all things that it determined to be necessary or appropriate in connection with the administration of the Incentive Plan. The committee would determine, subject to the terms of the Incentive Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person (subject to the limits specified in the Incentive Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Incentive Plan. The committee could amend the terms of incentive awards granted under the Incentive Plan from time to time in any manner, subject to the limitations specified in the Incentive Plan.

Stock Options

The Incentive Plan would permit Chemical Financial to grant to participants options to purchase shares of Chemical Financial common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the Incentive Plan, each stock option would count as the number of shares of common stock subject to the stock option. Stock options that could be granted under the Incentive Plan may only be nonqualified stock options and may not qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code. Unless the Incentive Plan is terminated earlier by the board of directors, stock options could be granted at any time before or on January 16, 2016, when the Incentive Plan will terminate according to its terms. The Compensation and Pension Committee could award options for any amount of consideration or no consideration, as the committee determines.

The Compensation and Pension Committee would establish the terms of individual stock option grants in stock option agreements, certificates of award or both. These documents would contain terms, conditions and restrictions that the committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares.

The exercise price of a stock option would be determined by the Compensation and Pension Committee, but must be at least 100% of the market value of Chemical Financial common stock on the day before the date of grant. No stock option could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such stock options to the same participants.

When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Compensation and Pension Committee, shares of Chemical Financial common stock, or other consideration substantially equal to cash. The committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. The board of directors could restrict or suspend the power of the committee to permit such loans, however, and could require that adequate security be provided. In addition, the Compensation and Pension Committee may implement a program for broker-assisted cashless exercises of stock options.

Although the term of each stock option would be determined by the Compensation and Pension Committee, no stock option would be exercisable under the Incentive Plan after ten years and one day after the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled (as defined in the Incentive Plan), is terminated without cause, or voluntarily leaves his or her employment. If an option holder is terminated for cause, the option holder would forfeit all rights to exercise any outstanding stock options. Subject to the other terms of the Incentive Plan, if an option holder retires (as specified in the Incentive Plan) as an employee, he or she could exercise options for the remainder of their terms, unless the terms of the option agreement or award provide otherwise.

Without Compensation and Pension Committee approval, stock options granted under the Incentive Plan generally could not be transferred, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement. The committee could impose other restrictions on shares of common stock acquired through a stock option exercise.

Federal Tax Consequences of Stock Options

The Incentive Plan only provides for awards of nonqualified stock options — those options that do not meet the Internal Revenue Code’s definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and Chemical Financial would not receive a deduction when a nonqualified stock option is granted. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). Chemical Financial would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder’s tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Stock Appreciation Rights

The Incentive Plan would also permit the Compensation and Pension Committee to grant stock appreciation rights. A stock appreciation right permits the holder to receive the difference between the market value of a share of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a “base” price set by the Compensation and Pension Committee. Under the Incentive Plan, the per-share base price for exercise or settlement of stock appreciation rights must be equal to or greater than the market value of such shares on the day before the date the stock appreciation rights are granted. Stock appreciation rights would be exercisable on dates determined by the Compensation and Pension Committee at the time of grant. The committee could award stock appreciation rights for any amount of consideration or no consideration, as the committee determines.

No stock appreciation rights could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the base price of such stock appreciation rights to the same participants.

Stock appreciation rights would be subject to terms and conditions determined by the Compensation and Pension Committee. A stock appreciation right could relate to a particular stock option and could be granted simultaneously with or subsequent to the stock option to which it relates. Except to the extent otherwise provided in the Incentive Plan or the grant, (i) stock appreciation rights not related to a stock option would be subject to the same terms and conditions applicable to stock options under the Incentive Plan, and (ii) all stock appreciation rights related to stock options granted under the Incentive Plan would be granted subject to the same restrictions and conditions and would have the same vesting, exercisability, forfeiture and termination provisions as the stock options to which they relate and could be subject to additional restrictions and conditions. When stock appreciation rights related to stock options are exercised, such stock options are automatically cancelled with respect to an equal number of underlying shares. Unless the Compensation and Pension Committee determines otherwise, stock appreciation rights could be settled only in shares of common stock or cash. For purposes of determining the number of shares available under the Incentive Plan, each stock appreciation right would count as one share of common stock, without regard to the number of shares, if any, that are issued upon the exercise of the stock appreciation right or upon such settlement.

Federal Tax Consequences of Stock Appreciation Rights

The treatment of stock appreciation rights that are payable solely in the form of Chemical Financial common stock under federal income tax laws is similar to the treatment of nonqualified stock options as described above. Under current federal income tax laws, a participant would not recognize any income and Chemical Financial would not receive a deduction at the time such a stock appreciation right is granted. If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise in an amount equal to the difference between the base or settlement price and the market value of the stock subject to the stock appreciation right (on the date of exercise). Chemical Financial would receive a corresponding deduction for federal income tax purposes. The participant’s tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

Federal income tax laws provide different rules for stock appreciation rights that are payable in cash than for those that are payable solely in the form of Chemical Financial common stock. Under current federal income tax laws, a participant would not recognize any income and Chemical Financial would not receive a deduction at the time such a stock appreciation right is granted. Depending on the terms of the stock appreciation right, pursuant to recently enacted tax legislation, a participant may recognize taxable income upon the vesting of a cash-settled stock appreciation right and may also be subject to additional excise taxes and penalties. Chemical Financial would receive a corresponding deduction in any year in which the participant recognizes taxable income.

Restricted Stock and Restricted Stock Units

The Incentive Plan would also permit the Compensation and Pension Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the committee that are consistent with the Incentive Plan. Shares of restricted stock are shares of common stock the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Compensation and Pension Committee deems appropriate (including continued employment and/or achievement of performance goals established by the committee). Restricted stock units are incentive awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Compensation and Pension Committee deems appropriate (including continued employment and/or achievement of performance goals established by the committee). For purposes of determining the number of shares available under the Incentive Plan, each restricted stock unit would count as the number of shares of common stock subject to the restricted stock unit. Unless determined otherwise by the Compensation and Pension Committee, each restricted stock unit would be equal to one share of Chemical Financial common stock and would entitle a participant to either shares of common stock or an amount of cash determined with reference to the value of shares of common stock. The Compensation and Pension Committee could award restricted stock or restricted stock units for any amount of consideration or no consideration, as the committee determines.

As with stock option grants, the Compensation and Pension Committee would establish the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant would “vest” (i.e., the restrictions on them would lapse) in the manner and at the times that the Compensation and Pension Committee determines.

Unless the Compensation and Pension Committee otherwise consents or permits or unless the terms of a restricted stock agreement or award provide otherwise, if a participant’s employment is terminated during the restricted period (i.e., the period of time during which restricted stock or a restricted stock unit is subject to restrictions) for any reason other than death, disability or retirement, each restricted stock and restricted stock unit award of the participant still subject in full or in part to restrictions at the date of such termination would automatically be forfeited and returned to Chemical Financial. If the participant’s employment is terminated during the restricted period because of death, disability or retirement, then the restrictions on the participant’s shares of restricted stock and restricted stock units would terminate automatically with respect to that respective number of such shares or restricted stock units (rounded to the nearest whole number) equal to the respective total number of such shares or restricted stock units granted to such participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective restricted period. All of the remaining shares of restricted stock and restricted stock units would be forfeited and returned to Chemical Financial; however, the Compensation and Pension Committee could, either before or after a participant dies, becomes disabled or retires, waive the restrictions remaining on any or all of his or her remaining shares of restricted stock and restricted stock units.

Without Compensation and Pension Committee authorization, until restricted stock or restricted stock units vest, the recipient of the restricted stock or restricted stock units would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock or restricted stock units other than by will or the laws of descent and distribution. All rights with respect to restricted stock and restricted stock units would only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative. The Compensation and Pension Committee could impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability, holders of restricted stock would enjoy all other rights of a shareholder with respect to the restricted stock, including dividend and liquidation rights and full voting rights. Holders of restricted stock units would enjoy dividend and liquidation rights with respect to shares of common stock subject to unvested restricted stock units, but would not enjoy voting rights with respect to such shares. Unless the Compensation and Pension Committee determines otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units would be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

Federal Tax Consequences of Restricted Stock and Restricted Stock Units

Generally, under current federal income tax laws a participant would not recognize income upon the award of restricted stock or restricted stock units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, Chemical Financial would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and Chemical Financial would not receive a corresponding deduction. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock and restricted stock units would be reported as compensation income to the participant and Chemical Financial would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant would recognize capital gain or loss in the amount of the difference between the sale price and the participant’s basis in the stock.

Stock Awards

The Incentive Plan would also permit the Compensation and Pension Committee to make stock awards. The committee could make stock awards for any amount of consideration, or no consideration, as the committee determines. A stock award of Chemical Financial common stock would be subject to terms and conditions set by the Compensation and Pension Committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of Chemical Financial common stock. However, the committee could impose restrictions on the assignment or transfer of common stock awarded under the Incentive Plan.

Federal Tax Consequences of Stock Awards

The recipient of a stock award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient’s tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). Chemical Financial would be entitled to a corresponding deduction equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize capital gain or loss equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a “substantial risk of forfeiture.”

Other Stock-Based Awards

Finally, the Incentive Plan would also permit the Compensation and Pension Committee to grant a participant one or more types of awards based on or related to shares of Chemical Financial common stock, other than the types described above. Any such awards would be subject to terms and conditions as the Compensation and Pension Committee deems appropriate, as set forth in the respective award agreements and as permitted under the Incentive Plan.

Effects of a Change in Control of Chemical Financial

Upon the occurrence of a “change in control” of Chemical Financial (as defined in the Incentive Plan), all outstanding stock options and stock appreciation rights would vest and become exercisable in full immediately prior to the effective time of the change in control and would remain exercisable in accordance with their terms. All other outstanding incentive awards under the Incentive Plan would immediately become fully vested, exercisable and nonforfeitable. In addition, the Compensation and Pension Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options and/or stock appreciation rights would receive, in lieu of some or all of such awards, cash in an amount equal to the greater of the excess of (i) the highest sale price of the shares on The Nasdaq Stock Market (or on whatever quotation system or stock exchange on which Chemical Financial common stock is listed at the time) on the day before the effective date of the change in control, or (ii) the highest price per share actually paid in connection with the change in control, over the exercise price of the stock options and/or the base price per share of the stock appreciation rights.

Tax Withholding

If incentive awards are made under the Incentive Plan, Chemical Financial could withhold from any cash otherwise payable to a participant or require a participant to remit to Chemical Financial amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Compensation and Pension Committee determines otherwise, tax withholding obligations could also be satisfied by withholding Chemical Financial common stock to be received upon exercise or vesting of an incentive award or by delivering to Chemical Financial previously owned shares of common stock. Chemical Financial may reasonably delay the issuance or delivery of shares of Chemical Financial common stock pursuant to an incentive award as it determines appropriate to address tax withholding and other administrative matters.

Termination and Amendment of the Incentive Plan or Awards

The board of directors could terminate the Incentive Plan at any time and could from time to time amend the Incentive Plan as it considers proper and in the best interests of Chemical Financial, provided that no such amendment could be made (except adjustments expressly permitted by the Incentive Plan) without the approval of shareholders of Chemical Financial if it would (i) reduce the exercise price of a stock option or the base price of a stock appreciation right below the market value of the underlying stock on the day before the date of the grant, (ii) reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, (iii) increase the individual annual maximum award limit, or (iv) otherwise amend the Incentive Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or rules. In addition, no amendment to the Incentive Plan or to a previously granted incentive award could impair the rights of a holder of any outstanding incentive award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse tax or financial accounting consequences under any tax or accounting standard, law or regulation.

Subject to certain limitations, the Compensation and Pension Committee could amend or modify the terms of any outstanding incentive award in any manner not prohibited by the Incentive Plan. However, incentive awards issued under the Incentive Plan could not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect would be to reduce the exercise price or base price of such incentive awards to the same participants. Chemical Financial could also suspend a participant’s rights under the Incentive Plan for a period of up to sixty days while a participant’s termination for cause is considered.

Effective Date of the Incentive Plan

Subject to shareholder approval, the Incentive Plan would take effect on January 17, 2006, and, unless terminated earlier by the board of directors, no awards could be made under the Incentive Plan after January 16, 2016.

If the Incentive Plan is not approved by the shareholders, no incentive awards will be made under the Incentive Plan to any employee.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The Incentive Plan is intended to provide for the ability to grant incentive awards that qualify as performance-based compensation under Section 162(m), to permit compensation associated with such awards under the Incentive Plan to be tax deductible to Chemical Financial while allowing, as nearly as practicable, the continuation of Chemical Financial’s pre-existing practices with respect to the award of equity compensation. The Incentive Plan will be interpreted, administered and amended if necessary to achieve that intended purpose.

Stock options and stock appreciation rights awarded under the Incentive Plan would automatically qualify as performance-based compensation.

For a stock award, restricted stock, restricted stock unit or other stock-based or stock-related award to qualify as performance-based compensation, the vesting or payment of such incentive award must be contingent upon the achievement of one or more performance goals established by the Compensation and Pension Committee and must otherwise satisfy the requirements of Section 162(m). The performance goals for incentive awards must meet certain other criteria as well to qualify as performance-based compensation, including (i) the performance goals must be established in writing by the Compensation and Pension Committee during the first 90 days of the applicable performance period and before 25% of the performance period has elapsed, (ii) the satisfaction of the performance goals must be substantially uncertain when established by the committee for the performance period, and (iii) the performance goals must be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals is satisfied and from that determination could calculate the performance-based compensation to be paid.

Under the Incentive Plan the performance goals that may be established by the Compensation and Pension Committee with respect to performance-based compensation would be limited to any one or more of the following measurements of performance, either individually or in any combination, applied to either Chemical Financial as a whole or to a Chemical Financial subsidiary, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net income; net income per share; return on equity; cash earnings; cash earnings per share, reflecting dilution of the common stock as the committee deems appropriate and, if the committee so determines, net of or including dividends; cash earnings return on equity; operating income; operating income per share; operating income return on equity; return on assets; cash flow; cash flow return on capital; return on capital; productivity ratios; share price (including without limitation growth measures or total shareholder return); expense or cost levels; margins; operating efficiency; efficiency ratio; customer satisfaction, satisfaction based on specified objective goals or a Corporation-sponsored customer survey; economic value added measurements; market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas; reduction of losses, loss ratios, expense ratios or fixed costs; employee turnover; and specified objective social goals.

An incentive award intended to qualify as performance-based compensation could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; acquisitions, mergers, divestitures or accounting changes; amortization of goodwill or other intangible assets; discontinued operations; and other special charges or extraordinary items.

No participant in the Incentive Plan may be granted, in any calendar year, awards representing more than 25% of the total number of shares of Chemical Financial common stock available for awards under the Incentive Plan. Performance-based compensation would be paid only after written certification by the Compensation and Pension Committee that the applicable performance goals have been satisfied.

Registration of Shares

Chemical Financial intends to register shares covered by the Incentive Plan under the Securities Act of 1933 before any stock options or stock appreciation rights could be exercised and before any shares of restricted stock, restricted stock units, stock awards or other stock-based or stock-related awards are granted.

Your Board of Directors Recommends That You

Vote FOR Approval of the Stock Incentive Plan of 2006

Ownership of Chemical Financial Common Stock

Five Percent Shareholder

Listed below is the only shareholder of Chemical Financial known by management to have been the beneficial owner of more than 5% of the outstanding shares of Chemical Financial common stock as of January 1, 2006. This entity is the Trust and Investment Management Services department (Trust Department) of Chemical Bank:

Amount and Nature of Beneficial Ownership of
Common Stock(1)

	Sole Voting	Shared Voting	Total
Name and Address of	and Dispositive	or Dispositive	Beneficial	Percent of
Beneficial Owner	Power	Power(2)	Ownership	Class

Chemical Bank	1,301,306	507,104	1,808,410	7.14%
Trust Department 333 E. Main Street Midland, MI 48640(3)

Ownership of Chemical Financial Common Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of Chemical Financial common stock held as of January 1, 2006, by each of Chemical Financial’s directors and nominees for director, each of the named executive officers who are included in the Summary Compensation Table, and all of Chemical Financial’s directors, nominees for director and executive officers as a group:

	Amount and Nature of Beneficial Ownership of
	Common Stock(1)

		Shared
	Sole Voting	Voting or	Stock Options	Total
Name of	and Dispositive	Dispositive	Exercisable in	Beneficial	Percent of
Beneficial Owner	Power	Power(2)	60 Days	Ownership	Class

G.E. Anderson	5,272	5,569	—	10,840	*
J. D. Bernson	—	15,903	—	15,903	*
N. A. Bowman	2,040	—	—	2,040	*
J. A. Currie	114,049	18,399	—	132,448	*
L. A. Gwizdala	673	36,433	35,589	72,695	*
T. T. Huff	46,211	—	—	46,211	*
T.W. Kohn	23,615	9,170	22,519	55,304	*
M.T. Laethem	—	1,337	—	1,337	*
G.E. Merszei	—	—	—	—	*
J. R. Milroy	7,652	16,158	25,983	49,793	*
T. F. Moore	—	12,817	—	12,817	*
A. J. Oliver	108,929	—	—	108,929	*
F. P. Popoff	21,416	—	—	21,416	*
C.D. Prins	411	—	—	411	*
D. B. Ramaker	668	14,236	67,435	82,339	*
J. A. Reisner	13,124	3,682	23,202	40,008	*
D. L. Smith	39,124	11,445	—	50,569	*
L.D. Stauffer	22	2,919	—	2,941	*
W. S. Stavropoulos	6,110	349,683 (4)	—	355,793 (4)	1.41%
F.C. Wheatlake	2,391	74,195	—	76,586	*
All directors and executive officers as a group	427,754	624,374 (5)	240,944	1,293,072 (5)	5.11%

*	Less than 1%.

(1)	The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Trust Department of Chemical Bank are not included unless otherwise indicated. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Trust Department in fiduciary capacities.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by the Trust Department of Chemical Bank are not included unless otherwise indicated. The directors and officers of Chemical Financial may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Chemical Bank to some degree, but disclaim beneficial ownership of these shares.

(3)	These numbers consist of certain shares held in various fiduciary capacities through the Trust Department of Chemical Bank. Chemical Bank also holds in various fiduciary capacities a total of 2,359,959 shares of Chemical Financial common stock over which it does not have voting or dispositive power and which are not included in these numbers. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Trust Department in a fiduciary capacity.

(4)	These numbers include 349,683 shares owned by the Rollin M. Gerstacker Foundation as of January 1, 2006. Mr. Stavropoulos is a trustee of that foundation. Mr. Stavropoulos has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

(5)	These numbers include shares described in note 4 above and 16,215 shares owned by a foundation of which an executive officer of the Corporation is a trustee. That executive officer has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

Shareholder Return

The following line graph compares Chemical Financial’s cumulative total shareholder return on its common stock over the last five years, assuming the reinvestment of dividends, to the Standard and Poor’s (referred to as “S&P”) 500 Stock Index and the KBW 50 Index. Both of these indices are also based upon total return (including reinvestment of dividends) and are market-capitalization-weighted indices. The S&P 500 Stock Index is a broad equity market index published by Standard and Poor’s. The KBW 50 Index is published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies. The line graph assumes $100 was invested on December 31, 2000.

The dollar values for total shareholder return plotted in the graph are shown in the table below:

			S&P
	Chemical		500
	Financial	KBW 50	Stock
December 31	Corporation	Index	Index

2000	$100.0	$100.0	$100.0
2001	140.3	95.9	88.1
2002	154.1	89.1	68.7
2003	189.3	119.5	88.4
2004	229.5	131.5	97.9
2005	184.3	133.0	102.7

Executive Compensation

Summary of Executive Compensation

The following table shows information concerning the compensation earned from Chemical Financial or its subsidiaries during each of the three years in the period ended December 31, 2005, by the Chief Executive Officer and each of Chemical Financial’s four most highly compensated executive officers who served in positions other than Chief Executive Officer at December 31, 2005. The positions listed in the table are those in which the applicable officer served at December 31, 2005.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
		Annual
		Compensation(1)		Awards

				Number of
				Shares
Name and				Underlying	All Other
Principal Position	Year	Salary	Bonus	Options	Compensation(2)

David B. Ramaker	2005	$300,000	$22,650	20,000	$4,683
President and Chief	2004	275,000	90,150	15,750	4,420
Executive Officer of the Corporation	2003	250,000	75,150	8,400	4,315
James R. Milroy	2005	$211,000	$15,150	9,000	$4,335
Executive Vice President,	2004	200,000	60,150	8,400	3,994
Chief Operating Officer and Secretary of the Corporation	2003	190,000	45,150	4,725	4,010
Lori A. Gwizdala	2005	$195,000	$15,150	9,000	$4,054
Executive Vice President,	2004	182,000	60,150	8,400	3,960
Chief Financial Officer and Treasurer of the Corporation	2003	170,000	50,150	4,725	3,610
John A. Reisner	2005	$156,500	$10,150	6,500	$4,515
President and Chief	2004	151,500	39,150	5,250	3,946
Executive Officer of Chemical Bank and Trust Company	2003	147,000	40,150	2,887	3,824
Thomas W. Kohn	2005	$150,000	$15,150	6,500	$3,473
President and Chief	2004	142,500	40,150	5,250	3,265
Executive Officer of Chemical Bank West	2003	136,500	35,150	2,887	2,322

(1)	Includes compensation deferred under Chemical Financial’s 401(k) savings plan.

(2)	The amounts set forth in the “All Other Compensation” column for 2005 represent matching contributions under the 401(k) savings plan and insurance payments with respect to term life insurance. The 401(k) savings plan matching contributions were as follows: Mr. Ramaker, $4,200; Mr. Milroy, $4,020; Ms. Gwizdala, $3,739; Mr. Reisner, $3,129; and Mr. Kohn, $2,990. The insurance payments with respect to term life insurance were as follows: Mr. Ramaker, $483; Mr. Milroy, $315; Ms. Gwizdala, $315; Mr. Reisner, $1,386; and Mr. Kohn, $483.

Option Grants and Values

The following tables provide information concerning stock options granted to and exercised by the named executive officers during 2005 and unexercised options held as of December 31, 2005:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

		Percent of
		Total
	Number of	Options
	Shares	Granted to	Exercise
	Underlying	Employees	Price		Grant Date
	Options	in Fiscal	Per	Expiration	Present
Name	Granted(1)	Year	Share(1)	Date	Value(2)

David B. Ramaker	20,000	11.27%	$32.28	12/20/2015	$186,800

James R. Milroy	9,000	5.07	32.28	12/20/2015	84,060

Lori A. Gwizdala	9,000	5.07	32.28	12/20/2015	84,060

John A. Reisner	6,500	3.66	32.28	12/20/2015	60,710

Thomas W. Kohn	6,500	3.66	32.28	12/20/2015	60,710

(1)	The per share exercise price of each option is equal to the market value of Chemical Financial common stock on the date each option was granted. Options were granted on December 20, 2005 and became exercisable on that date. The outstanding options were granted for a term of 10 years and one day. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement or other termination of employment. All options permit the option price to be paid by delivery of cash or other shares of Chemical Financial common stock owned by the option holder, including shares acquired through the exercise of other options.

(2)	Based on the Black-Scholes option pricing model. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an option holder will be at or near the value estimated by the Black-Scholes model. The estimated values in the table above were calculated using the Black-Scholes model based on assumptions that include:

•	a stock price volatility factor of 33.0%, calculated using monthly stock prices for nine years prior to the grant date;
•	an average risk-free rate of return of 4.45%;
•	an expected average dividend yield of 3.20% (approximately the dividend yield at the date of the grant); and
•	an expected average option holding period of 7 years, which approximates Chemical Financial’s historical experience.

No adjustments were made for the general non-transferability of the options or to reflect any risk of forfeiture before vesting. Disclosure of grant date present value is presented pursuant to Securities and Exchange Commission regulations. Chemical Financial’s use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Shares		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money
	Shares		Options at Fiscal Year-End(2)		Options at Fiscal Year-End(3)
	Acquired on	Value
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David B. Ramaker	450	$3,298	67,435	—	$156,552	—
James R. Milroy	—	—	25,983	—	15,346	—
Lori A. Gwizdala	—	—	35,589	—	73,251	—
John A. Reisner	1,260	12,110	23,202	—	46,611	—
Thomas W. Kohn	—	—	22,519	—	40,440	—

(1)	The number of shares shown is the gross number of shares covered by options exercised. Officers may deliver other shares owned in payment of the option price and shares may be withheld for tax withholding purposes, resulting in a smaller net increase in their share holdings.

(2)	Effective December 31, 2005, the Board of Directors accelerated the vesting of unvested “out-of-the-money” nonqualified stock options previously awarded to employees and officers of the Corporation under the Corporation’s Stock Incentive Plan of 1997. As a result of this action, options to purchase 167,527 shares of common stock that otherwise would have vested in 2006-2009 became fully vested. The numbers of options for which vesting was accelerated for the individuals included in the above table were as follows: Mr. Ramaker, 12,600; Mr. Milroy, 6,720; Ms. Gwizdala, 6,720; Mr. Reisner, 4,200; and Mr. Kohn, 4,200.

(3)	The values reported are based on a fair market value of $31.76 per share, the official closing price of Chemical Financial’s common stock on The Nasdaq Stock Market on December 31, 2005.

Equity Compensation Plan Information

The following table presents information regarding the equity compensation plans of Chemical Financial, both approved and not approved by shareholders, at December 31, 2005:

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance under
	Issued upon Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	721,780	$32.10	3,325
Equity compensation plans not approved by security holders	23,648	17.43	56,697

Total	745,428	$31.63	60,022

Equity compensation plans approved by shareholders include the Chemical Financial Corporation 1987 Award and Stock Option Plan and the Stock Incentive Plan of 1997. These plans provide for awards of nonqualified stock options, incentive stock options, stock appreciation rights, or a combination thereof.

The 1997 plan was approved by the shareholders at the April 21, 1997 annual meeting of shareholders. At the April 20, 1992 annual meeting of shareholders, the shareholders voted to increase the authorized shares issuable under the 1987 plan and extend the plan to April 20, 1997. Key employees of the Corporation and its subsidiaries, as the Compensation and Pension Committee of the board of directors may select from time to time, are eligible to receive awards under the 1997 plan. No employee of the Corporation may receive any awards under the 1997 plan while the employee is a member of the Compensation and Pension Committee. No new awards may be made under the 1987 plan. As of December 31, 2005, there were options outstanding under the 1987 and 1997 plans to purchase 721,780 shares of Chemical Financial’s common stock with a weighted average exercise price of $32.10 per share and 3,325 shares available for future awards under the 1997 plan.

The plans provide that options granted may be designated nonqualified stock options or incentive stock options. The plans further provide that the option price of incentive stock options awarded shall not be less than the fair market value of the Corporation’s common stock on the date of grant. Options granted may include stock appreciation rights that entitle the recipient to receive cash or a number of shares of common stock without payment to the Corporation that have a market value equal to the difference between the option price and the market price of the total number of shares awarded under the option at the time of exercise of the stock appreciation right. Options become exercisable at the discretion of the Compensation and Pension Committee. Historically, options granted under the plans became exercisable from one to five years from the date of grant and expired not later than ten years and one day after the date of grant. Options granted in 2004 were originally exercisable at the rate of twenty percent per year, beginning in 2005. During December 2005, the board of directors accelerated the vesting of the unvested portion of options granted in 2004, effective December 31, 2005. The purpose of the acceleration was to enable the Corporation to avoid recognizing compensation expense associated with these options in future periods in our Consolidated Statements of Income upon adoption of Statement of Financial Accounting Standards No. 123(R) in January, 2006. Options granted in December 2005 were immediately vested and therefore were immediately exercisable. Options granted in 2004 and 2005 expire ten years and one day from the date of grant. The plans provide, at the discretion of the Compensation and Pension Committee, that payment for exercise of an option may be made in the form of shares of the Corporation’s common stock having a fair market value equal to the exercise price of the option at the time of exercise, or in cash. The plans also provide for the payment of the required tax withholding generated upon the exercise of a nonqualified stock option in the form of shares of the Corporation’s common stock having a fair market value equal to the amount of the required tax withholding at the time of exercise, upon prior approval and at the discretion of the Compensation and Pension Committee.

Equity compensation plans not approved by security holders consist of the Stock Option Plan For Option Holders of Caledonia Financial Corporation (“Caledonia Financial Plan”), the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors (the “Stock Purchase Plan”) and the Chemical Financial Corporation Stock Option Plan for Holders of Shoreline Financial Corporation (the “Shoreline Plan”).

Options outstanding under the Caledonia Financial Plan consist of remaining stock options under the Caledonia Financial Corporation 1998 Stock Option Plan, the Caledonia Financial Corporation 2000 Stock Option Plan, the Caledonia Financial Corporation 2002 Stock Option Plan, and certain Nonstatutory Stock Option Agreements between Caledonia Financial Corporation and its directors (collectively, the “Caledonia Plans”). Pursuant to the terms of the merger agreement between Chemical and Caledonia, Chemical agreed to honor unexercised options under the Caledonia Plans according to their terms, as amended by the merger agreement. Options granted under the Caledonia Financial Plan are either nonqualified stock options or incentive stock options and were awarded at the fair market value of Caledonia’s common stock on the date of grant. There are no further options available for grant under the Caledonia Financial Plan. Payment for exercise of an option at the time of exercise may be made in the form of shares of the Corporation’s common stock having a fair market value equal to the exercise price of the option at the time of exercise, or in cash. As of December 31, 2005, there were options outstanding under the Caledonia Plans for 9,554 shares of common stock with a weighted average exercise price of $15.73 per share.

The Stock Purchase Plan became effective on March 25, 2002 and was designed to provide non-employee directors of the Corporation’s subsidiaries and community banks, who are neither directors nor employees of the Corporation, the option of receiving their fees in the Corporation’s stock. The Stock Purchase Plan provides for shares of the Corporation’s common stock, subject to adjustments for certain changes in the capital structure of the Corporation as defined in the Stock Purchase Plan, to be available under the Stock Purchase Plan. Subsidiary directors and community bank advisory directors, who elect to participate in the Stock Purchase Plan, may elect to contribute to the Stock Purchase Plan fifty percent or one hundred percent of their board of director fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or community bank advisory directors of the Corporation’s subsidiaries. Contributions to the Stock Purchase Plan are made by the Corporation’s subsidiaries on behalf of each electing participant. Stock Purchase Plan participants may terminate their participation in the Stock Purchase Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Stock Purchase Plan when they cease to serve as directors or community bank advisory directors of subsidiaries of the Corporation. Shares are distributed to participants annually. As of December 31, 2005, there were 56,697 shares of the Corporation’s common stock available for future issuance under the Stock Purchase Plan.

Options granted under the Shoreline Plan are incentive stock options and were awarded at the fair market value of Shoreline’s common stock on the date of grant. Payment for exercise of an option at the time of exercise may be made in the form of shares of the Corporation’s common stock having a fair market value equal to the exercise price of the option at the time of exercise, or in cash. There are no further stock options available for grant under the Shoreline Plan. As of December 31, 2005, there were options outstanding under the Shoreline Plan for 14,093 shares of common stock with a weighted average exercise price of $18.59 per share.

PENSION PLAN TABLE

	Years of Service

Average					30 or
Remuneration	10	15	20	25	more

$100,000	$15,200	$22,800	$30,400	$38,000	$45,600
150,000	22,800	34,200	45,600	57,000	68,400
200,000	30,400	45,600	60,800	76,000	91,200
250,000	38,000	57,000	76,000	95,000	114,000
300,000	45,600	68,400	91,200	114,000	136,800
350,000	53,200	79,800	106,400	133,000	159,600
400,000	60,800	91,200	121,600	152,000	182,400

Pension Plan

Chemical Financial and its subsidiaries make annual contributions up to the maximum amount deductible for federal income tax purposes to the Chemical Financial Corporation Employees’ Pension Plan, which is a defined benefit plan and is qualified for federal tax purposes. Chemical Financial has the authority to terminate the pension plan at any time. The Internal Revenue Code limits the annual benefits that may be paid from a tax-qualified retirement plan.

As permitted by the Employee Retirement Income Security Act of 1974, Chemical Financial has established a supplemental pension plan that provides for the payment to certain executive officers of Chemical Financial, as determined by the Compensation and Pension Committee, the benefits to which they would have been entitled, calculated under the provisions of the pension plan, as if the limits imposed by the Internal Revenue Code did not apply.

The table above shows the estimated combined annual pension benefits that would be payable under the pension plan and supplemental pension plan to salaried employees, including the named executive officers, if they retire in 2006 at normal retirement age at the annual levels of average pay and years of service indicated. “Average Remuneration” is the average annual base salary, excluding any bonus, for the five highest consecutive years during the ten years preceding the date of retirement.

The pension plan covers the annual base salary of all salaried employees as of January 1 of each year. Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the pension plan. The pension plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse.

The amount shown under the caption “Salary,” excluding the amount shown under the caption “Bonus,” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay under the pension plan. With respect to credited years of service under the pension plan, as of December 31, 2005, Mr. Ramaker had 16.2 years, Mr. Milroy had 15.8 years, Ms. Gwizdala had 21 years, Mr. Reisner had 26.4 years and Mr. Kohn had 23.8 years.

The retirement benefits shown in the Pension Plan Table are based on the assumption that an employee retires in 2006 at normal retirement age and will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee’s retirement benefit or for the employee’s life only, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Plan Table are not subject to a deduction for social security or any other offset amount.

Compensation and Pension Committee Report on Executive Compensation

The Compensation and Pension Committee of Chemical Financial’s board of directors reviews and determines Chemical Financial’s compensation and benefit programs, including individual salaries of executive and senior officers. All members are non-employee directors of Chemical Financial and independent as defined in the NASD listing standards.

Under the supervision of the Compensation and Pension Committee, Chemical Financial has developed and implemented compensation plans that seek to align the financial interests of Chemical Financial’s executive and senior officers with those of its shareholders. Chemical Financial’s executive compensation program is comprised of three primary components: base salary, annual cash incentive bonus opportunities and longer-term incentive opportunities in the form of stock option awards.

To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation recognizing individual performance and achievements. Annual cash incentive bonuses are used to reward executive and senior officers for individual performance, accomplishments and achievement of annual business targets. A portion of potential career compensation is linked to corporate performance through stock option awards.

The Compensation and Pension Committee determines the annual base salary, incentive bonus and stock option awards for the Chief Executive Officer. Annual base salary, incentive bonus and stock option awards with respect to Chemical Financial’s other executive and senior officers are recommended by the Chief Executive Officer to, and ultimately determined by, the Compensation and Pension Committee. All other executive and senior officers of Chemical Financial are eligible to participate in the same executive compensation plans that are available to the Chief Executive Officer.

In evaluating the performance of and determining the annual base salary, incentive bonus and stock option awards for the Chief Executive Officer and other executive and senior officers, the Compensation and Pension Committee takes into account management’s contribution to the long-term success of Chemical Financial. The Compensation and Pension Committee considers return to shareholders to be primary in measuring financial performance. The philosophy of Chemical Financial is to maximize long-term return to shareholders consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. The Compensation and Pension Committee has taken these subjective and qualitative factors into account, along with quantitative measures of corporate performance, in establishing the annual salary, incentive bonus and stock option awards for the Chief Executive Officer and Chemical Financial’s other executive and senior officers, giving at least equal weight to the subjective and qualitative factors and no particular weight to any specific factor. The determination of the size of stock option awards is based upon a subjective analysis of each recipient’s position within the organization, his or her individual performance and his or her growth potential within the organization. The number of stock option awards previously granted to a recipient is not a factor considered in the determination of the grant of a new stock option award.

The Compensation and Pension Committee primarily considers five quantitative measures of corporate performance in establishing the compensation to be paid to the Chief Executive Officer and Chemical Financial’s other executive and senior officers. These measures of performance are: (i) earnings per share and earnings per share growth; (ii) the level of net loan losses; (iii) capital position; (iv) targeted as compared to actual annual operating performance; and (v) Chemical Financial’s annual performance and financial condition as compared to that of its Federal Reserve Bank (FRB) bank holding company peer group. These measures were considered by the Compensation and Pension Committee in determining each component of executive compensation, although no particular weight was given to any specific factor.

Mr. Ramaker’s base salary for 2005 was established at the beginning of the year to provide a competitive level of compensation and took into account corporate performance through December 31, 2004. Chemical Financial’s performance during 2004 exceeded that of its FRB bank holding company peer group.

Mr. Ramaker’s 2005 incentive bonus was established at the end of the year based upon performance of Chemical Financial during 2005. Chemical Financial’s net income was $52.9 million in 2005. In 2005, Chemical Financial’s net income per share was $2.10, a decrease of 6.7% from 2004 net income per share. Return on assets was 1.40% in 2005, compared to 1.47% in 2004. Net loan losses represented 0.16% of average loans in 2005, compared to its FRB bank holding company peer group annualized ratio as of September 30, 2005 of 0.17%. As a result, Mr. Ramaker’s incentive bonus for 2005, along with those of the other named executive officers, was less than the incentive bonus paid for 2004.

In 1993, Congress amended the Internal Revenue Code to add Section 162(m). Section 162(m) provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions.

The Compensation and Pension Committee has examined Chemical Financial’s executive compensation policies in light of Section 162(m) and the regulations that have been adopted to implement that section. It is not expected that any portion of Chemical Financial’s deduction for employee remuneration will be disallowed in 2006 or in future years by reason of actions expected to be taken in 2006.

During 2005, all recommendations of the Compensation and Pension Committee were unanimously approved by the board of directors without modification.

Respectfully submitted,

Frank P. Popoff, Chairman

Gary E. Anderson
J. Daniel Bernson
Nancy Bowman
James A. Currie
Thomas T. Huff
Terence F. Moore
Aloysius J. Oliver
Dan L. Smith
William S. Stavropoulos
Franklin C. Wheatlake

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes on behalf of the board of directors. The Audit Committee operates pursuant to a written charter. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements that are included in the 2005 annual report to shareholders with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited and discussed financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as amended), other standards of the Public Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and Chemical Financial, and has received and discussed with the independent registered public accounting firm the matters in the written disclosures required by the Independence Standards Board and as required under the Sarbanes-Oxley Act of 2002, including considering the permissibility of nonaudit services with the registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Chemical Financial’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of Chemical Financial’s internal control over financial reporting.

The Audit Committee discussed with Chemical Financial’s internal audit staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit staff and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, including internal control over financial reporting, and the overall quality of the financial reporting. The Audit Committee held five meetings during 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of Chemical Financial’s internal control over financial reporting be included in Chemical Financial’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission. As of March 1, 2006, the Audit Committee had not approved the selection of Chemical Financial’s independent registered public accounting firm for the year ending December 31, 2006.

Respectfully submitted,

Terence F. Moore, Chairman

Gary E. Anderson
J. Daniel Bernson
Nancy Bowman
Thomas T. Huff
Geoffery E. Merszei
Aloysius J. Oliver
Frank P. Popoff
Dan L. Smith
William S. Stavropoulos
Franklin C. Wheatlake

Related Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of Chemical Financial and persons who beneficially own more than 10% of the outstanding shares of Chemical Financial’s common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the Securities and Exchange Commission. Securities and Exchange Commission regulations require such persons to furnish Chemical Financial with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Form 5’s were required for those persons, we believe, except as described below, that all applicable Section 16(a) reporting and filing requirements were satisfied by such persons from January 1, 2005 through December 31, 2005. Mr. Currie inadvertently filed late one report covering one purchase made on behalf of his minor son. This transaction was reported promptly upon discovery.

Certain Relationships and Related Transactions

Directors, officers, principal shareholders and their associates were customers of, and had transactions (including loans and loan commitments) with, Chemical Financial’s bank subsidiaries in the ordinary course of business during 2005. All such loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect are in default as of the date of this proxy statement.

Dividend Reinvestment Program Shares (“Chemical Invest Direct”)

If a shareholder is enrolled in Chemical Financial’s Dividend Reinvestment Program (“Chemical Invest Direct”), the enclosed proxy card covers: (1) all shares of Chemical Financial’s common stock owned directly by the shareholder at the record date, and (2) all shares of Chemical Financial’s common stock held for the shareholder in Chemical Invest Direct at that time. Computershare Investor Services, LLC, as the shareholder’s agent under the program, will vote any common stock held by it under the program in accordance with the shareholder’s written direction as indicated on the proxy card. All such shares will be voted the way the shareholder directs. If no specific instruction is given on a returned proxy card, Computershare Investor Services, LLC will vote as recommended by the board of directors.

Independent Registered Public Accounting Firm

Ernst & Young LLP served as the independent registered public accounting firm for Chemical Financial for 2005. The Audit Committee had not appointed an independent registered public accounting firm for 2006 as of March 1, 2006. The Audit Committee has requested proposals from a number of accounting firms, including Ernst & Young LLP, for 2006. The Audit Committee expects to make a decision regarding the election and appointment of the independent registered public accounting firm in the second quarter of 2006. In accordance with prior practice, representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders on April 17, 2006, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

A summary of the fees paid to Ernst & Young LLP during each of the two calendar years ending December 31, 2005 follows.

	2005	2004

Audit Fees(1)	$843,000	$731,500
Audit-Related Fees(2)	38,000	12,000
Tax Fees(3)	7,500	91,500
All Other Fees	—	—

	$888,500	$835,000

(1)	Audit of consolidated financial statements (2005 and 2004), procedures related to the Federal Deposit Insurance Corporation Improvement Act (2005 and 2004), quarterly review procedures for Forms 10-Q (2005 and 2004), and additional internal control testing (2005 and 2004).

(2)	Benefit plan audits (2005 and 2004).

(3)	Tax consulting fees, federal and state (2005 and 2004).

Shareholder Proposals

If you would like a proposal to be presented at the annual meeting of shareholders in 2007 and if you would like your proposal to be considered for inclusion in Chemical Financial’s proxy statement and form of proxy relating to that meeting, you must submit the proposal to Chemical Financial in accordance with Securities and Exchange Commission Rule 14a-8. Chemical Financial must receive your proposal by November 10, 2006 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2007 annual meeting of shareholders must similarly be received by Chemical Financial by November 10, 2006.

Important Notice Regarding Delivery of Shareholder Documents

As permitted by Securities and Exchange Commission rules, only one copy of this proxy statement and the 2005 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical Financial has received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or verbal request from a shareholder at a shared address, a separate copy of our proxy statement and the 2005 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.

Form 10-K Report Available

Chemical Financial’s Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640, Attn: Lori A. Gwizdala, Chief Financial Officer. In addition, the Corporation’s Form 10-K Annual Report to the Securities and Exchange Commission will be available on the Corporation’s internet website, www.chemicalbankmi.com, in the “Investor Information” section.

By Order of the Board of Directors

David B. Ramaker

President and Chief Executive Officer

APPENDIX A

CHEMICAL FINANCIAL CORPORATION

STOCK INCENTIVE PLAN OF 2006

SECTION 1

Establishment of Plan; Purpose of Plan

1.1     Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2006 for its corporate and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based and stock-related awards.

1.2     Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1     “Act” means the Securities Exchange Act of 1934, as amended.

2.2     “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3     “Board” means the Board of Directors of the Company.

2.4     “Change in Control,” unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.5     “Code” means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.6     “Committee” means the Compensation and Pension Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.7     “Common Stock” means the Company’s common stock, par value $1 per share.

2.8     “Company” means Chemical Financial Corporation, a Michigan corporation, and its successors and assigns.

2.9     “Continuing Directors” means the individuals who were either (a) first elected or appointed as a director prior to January 17, 2006, or (b) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.10     “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.11     “Director” means a member of the Board.

2.12     “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy.

2.13     “Employee” means an employee of the Company or one of its Subsidiaries or Affiliates.

2.14     “Incentive Award” means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.15     “Market Value” shall equal the mean of the highest and lowest sales prices of shares of Common Stock reported on Nasdaq (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) on the day immediately prior to the date of grant, exercise or vesting, as applicable, or if Nasdaq (or any such successor) is closed on that date, the last preceding date on which Nasdaq (or any such successor) was open for trading and on which shares of Common Stock were traded.

2.16     “Mature Shares” means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.

2.17     “Nasdaq” means The Nasdaq Stock Market.

2.18     “Participant” means a corporate officer or any key employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

2.19     “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 10.1.

2.20     “Performance Measures” means measures as described in Section 10 on which the performance goals are based.

2.21     “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

2.22     “Performance-Based Compensation” means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.23     “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.24     “Plan” means the Chemical Financial Corporation Stock Incentive Plan of 2006 as set forth herein, as it may be amended from time to time.

2.25     “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.26     “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

2.27     “Restricted Stock Unit” means an award to a Participant pursuant to Section 7 of the Plan and described as a “Restricted Stock Unit” in Section 7.

2.28     “Retirement” means the voluntary termination of all employment by the Participant after the Participant has attained 55 years of age and completed 10 years of service with the Company or any of its Subsidiaries or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

2.29     “Stock Appreciation Right” or “SAR” means any right granted to a Participant pursuant to Section 6 of the Plan.

2.30     “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

2.31     “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may only be a nonqualified stock option.

2.32     “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term “Subsidiary” includes present and future Subsidiaries of the Company.

2.33     “Termination” or “Cessation” of employment shall be considered to occur on the date on which the Employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the Employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Employee continues to receive compensation from the Company or any of its Subsidiaries after such date. The following shall not be considered such a termination or cessation: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Employee or director.

SECTION 3

Administration

3.1     Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Employees, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2     Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

3.3     Amendments or Modifications of Incentive Awards. Subject to Section 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Awards to the same Participants.

3.4     Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.4 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1     Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares available for Incentive Awards under the Plan shall be 1,000,000 shares of Common Stock; plus shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or that expire or terminate prior to the exercise or vesting of the Incentive Awards in full and shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards, whether previously owned or otherwise subject to such Incentive Awards. Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market) and shares issued and otherwise reacquired by the Company.

4.2     Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.2 is to ensure that the Plan provides Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

4.3     Adjustments.

(a) Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, then the Committee shall provide that the number and kind of securities subject to outstanding Incentive Awards and reserved for issuance under the Plan, together with applicable exercise prices and base prices, as well as the number and kind of securities available for future issuance under the Plan and the limitation provided in Section 4.2, shall be adjusted in such manner and at such time as it determines shall be appropriate under the circumstances. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b) Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the Committee shall provide that the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as it determines shall be appropriate under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive.

SECTION 5

Stock Options

5.1     Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until such shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. Stock Options issued under the Plan shall be nonqualified stock options and shall not be considered incentive stock options as defined in Section 422(b) of the Code.

5.2     Stock Option Agreements. Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3     Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.4     Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock or other consideration substantially equivalent to cash. The Committee may require that only Mature Shares be used to pay the exercise price. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5     Limits on Exercisability. Stock Options shall be exercisable for such periods, not to exceed 10 years and one day from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.6     Restrictions on Transferability.

(a) General. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

(b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

5.7     Termination of Employment. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a) General. If a Participant is no longer employed by the Company or its Subsidiary for any reason other than the Participant’s Retirement, death, Disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 months after such termination of employment, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination.

(b) Death. If a Participant dies either while an Employee or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after such Participant’s death to the extent that the Participant was entitled to exercise the Stock Options on the date of death or termination, whichever first occurred, but not beyond the original term of the Stock Options.

(c) Disability. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to the Participant’s Disability, he or she may exercise his or her Stock Options in accordance with their terms for one year after he or she ceases to be employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d) Participant Retirement. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms after such termination of employment unless such Stock Options earlier expire by their terms.

(e) Termination for Cause. If a Participant’s employment is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted him or her. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

Stock Appreciation Rights

6.1     Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. An SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant. Other than as adjusted pursuant to Section 4.3, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

6.2     Exercise; Payment. To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceed the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment.

SECTION 7

Restricted Stock and Restricted Stock Units

7.1     Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the

Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

7.2     Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 7.

7.3     Vesting. The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

7.4     Termination of Employment. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

(a) General. If a Participant ceases to be an Employee during the Restricted Period for any reason other than death, Disability, Retirement or termination for cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

(b) Death, Retirement or Disability. In the event a Participant terminates his or her employment with the Company because of death, Disability or Retirement during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period. All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

(c) Termination for Cause. If a Participant’s employment is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

7.5     Restrictions on Transferability.

(a) General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock or restricted stock unit agreement or grant provide otherwise: (i) neither shares of Restricted Stock nor Restricted Stock Units may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

(b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock or issuable pursuant to Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

7.6     Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Chemical Financial Corporation Stock Incentive Plan of 2006 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.7     Rights as a Shareholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

7.8     Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 8

Stock-Based Awards

8.1     Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

8.2     Rights as a Shareholder.

(a) Stock Awards. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate.

(b) General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

Change in Control

9.1     Acceleration of Vesting. If a Change in Control of the Company occurs, then, unless the Committee or the Board otherwise determines and expressly states in the agreements governing one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options and Stock Appreciation Rights shall become vested and exercisable in full immediately prior to the effective time of a Change in Control and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options and Stock Appreciation Rights have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

9.2     Cash Payment for Stock Options and Stock Appreciation Rights. If a Change in Control of the Company occurs, then the Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to and in lieu of some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the greater of (a) the highest sales price of the shares on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options and/or the base price per share of such Stock Appreciation Rights. Upon a Participant’s receipt of such amount with respect to some or all of his or her Stock Options and/or Stock Appreciation Rights, the respective Stock Options and/or Stock Appreciation Rights shall be cancelled and may no longer be exercised by such Participant.

SECTION 10

Performance Measures

10.1     Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 10, the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be based shall be limited to the following Performance Measures:

(a) Net income (before or after taxes, interest, depreciation, and/or amortization);

(b) Net income per share;

(c) Return on equity;

(d) Cash earnings;

(e) Cash earnings per share (reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);

(f) Cash earnings return on equity;

(g) Operating income;

(h) Operating income per share;

(i) Operating income return on equity;

(j) Return on assets;

(k) Cash flow;

(l) Cash flow return on capital;

(m) Return on capital;

(n) Productivity ratios;

(o) Share price (including without limitation growth measures, total shareholder return or comparison to indices);

(p) Expense or cost levels;

(q) Margins;

(r) Operating efficiency;

(s) Efficiency ratio;

(t) Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;

(u) Economic value added measurements;

(v) Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;

(w) Reduction of losses, loss ratios, expense ratios or fixed costs;

(x) Employee turnover; and

(y) Specified objective social goals.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

10.2     Evaluation of Performance. The Committee may provide in any such Incentive Award that any evaluation of Performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, mergers, divestitures or accounting changes, (g) amortization of goodwill or other intangible assets, (h) discontinued operations, and (i) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

10.3     Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

10.4     Adjustment of Performance-Based Compensation. Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

10.5     Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

10.6     Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

10.7     Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10.6.

SECTION 11

General Provisions

11.1     No Rights to Incentive Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

11.2     Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

11.3     Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.4     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

11.5     No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

11.6     No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

11.7     Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment with the Company and its Subsidiaries is under consideration.

11.8     Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

11.9     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 12

Termination and Amendment

12.1     Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights, (iii) increase the individual maximum limits in Section 4.2 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or other applicable Nasdaq rules.

12.2     No Impairment. Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 13

Effective Date and Duration of the Plan

The Plan shall take effect January 17, 2006, subject to approval by the shareholders at the 2006 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after January 16, 2016.

Proxy

This Proxy is Being Solicited on Behalf of the Board of Directors of the Corporation for the Annual Meeting — April 17, 2006
The undersigned hereby appoints Frank P. Popoff, David B. Ramaker and Aloysius J. Oliver, jointly and severally, proxies, with full power of substitution, to vote all the shares of capital stock of CHEMICAL FINANCIAL CORPORATION that the undersigned may be entitled to vote, including dividend reinvestment plan shares, if any, held of record by the undersigned on February 17, 2006, at the annual meeting of shareholders of Chemical Financial Corporation to be held at the Midland Center for the Arts, 1801 W. St. Andrews, Midland, MI, on Monday, April 17, 2006, and at any adjournment thereof, such proxies being directed to vote as specified on the reverse side of this card or, if no specification is made, FOR the election of all nominees listed for directors, FOR approval of the Chemical Financial Corporation Stock Incentive Plan of 2006, and in accordance with their discretion on such other matters that may come before the meeting.
(Continued and to be signed on the reverse side.)
PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

MR A SAMPLE
DESIGNATION (IF ANY)
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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors
The Board of Directors recommends a vote FOR all of the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 – Gary E. Anderson	☐	☐	06 – Michael T. Laethem	☐	☐	11 – David B. Ramaker	☐	☐
02 – J. Daniel Bernson	☐	☐	07 – Geoffery E. Merszei	☐	☐	12 – Larry D. Stauffer	☐	☐
03 – Nancy Bowman	☐	☐	08 – Terence F. Moore	☐	☐	13 – William S. Stavropoulos	☐	☐
04 – James A. Currie	☐	☐	09 – Aloysius J. Oliver	☐	☐	14 – Franklin C. Wheatlake	☐	☐
05 – Thomas T. Huff	☐	☐	10 – Calvin D. Prins	☐	☐

B	Approval of Chemical Financial Corporation Stock Incentive Plan of 2006

	For	Against	Abstain
The Board of Directors recommends a vote FOR approval of the plan.	☐	☐	☐

C	Annual Meeting Attendance

Yes
Please check here if you plan to attend the Annual Meeting.	☐
If this proxy is properly executed and returned, your shares will be voted at the annual meeting and any adjournment.
If you specify a choice, your shares will be voted as specified. Where a vote is not specified, the proxies will vote the shares represented by this proxy FOR approval of the election of all nominees listed for directors, FOR approval of the Chemical Financial Corporation Stock Incentive Plan of 2006 and in accordance with their discretion on such other matters that may come before the meeting.

D	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please date this proxy and sign exactly as your name or names appear on the card. If you are acting in a representative capacity as attorney, executor, administrator, trustee or guardian, please sign name and title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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